                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                     STARMEDIA NETWORK, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials:
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            STARMEDIA NETWORK, INC.

                         29 WEST 36TH STREET, 5TH FLOOR
                            NEW YORK, NEW YORK 10018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 2000

TO THE STOCKHOLDERS OF STARMEDIA NETWORK, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of StarMedia Network, Inc., a Delaware corporation (the "Company"), will be held on April 28, 2000, at 10:00 a.m. Eastern Standard Time at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1. To elect two directors to serve for three-year terms ending at the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    2.  To adopt the Company's 2000 Stock Incentive Plan (the "2000 Plan");

    3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on March 20, 2000, are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters of the Company at the address listed above.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          By Order of the Board of Directors

                                          [signature to come]

                                          Fernando J. Espuelas
                                          CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                                          OF THE BOARD

New York, New York
March 24, 2000

    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                            STARMEDIA NETWORK, INC.

                         29 WEST 36TH STREET, 5TH FLOOR
                            NEW YORK, NEW YORK 10018

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 2000

GENERAL

    This Proxy Statement is furnished to stockholders of record of StarMedia Network, Inc. (the "Company") by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 28, 2000. The Annual Meeting will be held at 10:00 a.m. Eastern Standard Time at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 20, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 65,403,137 shares of the Company's common stock, par value $.001 ("Common Stock"), were issued and outstanding and 58,140 shares of Series 1999A Junior Non-Voting convertible Preferred Stock, $.001 par value, were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. There is no cumulative voting in the election of directors.

    A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be the act of the stockholders. Stockholders may cast their votes in favor of or against each matter presented at the Annual Meeting, or stockholders may abstain from voting. Stockholders abstaining will be deemed present at the Annual Meeting for the purpose of determining whether a quorum has been constituted. An abstention on any of such matters will have the effect of a negative vote because approval of such proposals requires a majority of votes cast to be cast affirmatively for the proposal. Broker non-votes will be counted for the purpose of determining whether a quorum has been constituted, but will be disregarded for voting purposes and will have no effect on the outcome of the vote on such matters.

PROXIES

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, "FOR" the approval of the adoption of the 2000 Stock Incentive Plan and "FOR" the approval of the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 2000, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice of revocation to the Secretary of the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person.

    The Annual Report of the Company is being distributed concurrently herewith to stockholders. The mailing address of the principal executive offices of the Company is 29 West 36th Street, 5th Floor, New York, New York 10018. This Proxy Statement and the accompanying form of Proxy were mailed to the stockholders of
the Company on or about March   , 2000.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received not later than November 24, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March 10, 2000.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

    The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of seven persons. The class whose term of office expires at the Annual Meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2003 annual meeting of stockholders or until their successors have been duly elected and qualified. The nominees listed below are currently directors of the Company. If this proposal is approved, the Board will consist of seven persons, with two classes consisting of two directors each and the third class consisting of three directors.

    The two nominees for election have agreed to serve if elected and management has no reason to believe that such nominees will be unavailable to serve. In the event that one or both of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below.

INFORMATION REGARDING NOMINEES FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF
  STOCKHOLDERS

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees have been furnished to the Company by such nominees. Except as indicated, the nominees have had the same principal occupation for the last five years.

    JACK C. CHEN, 33, is a founder of StarMedia and has been President and a Director since March 1996. Prior to founding StarMedia, Mr. Chen was a Vice President at S.L. Chen & Associates, Inc., an international consulting firm, from 1995 through 1996. Mr. Chen was a securities analyst at CS First Boston Investment Management from 1994 to 1995. Prior to his employment at CS First Boston, Mr. Chen was an investment banker at Goldman, Sachs & Co. Mr. Chen received an M.B.A. from Harvard Business School and a B.A. with High Honors in Computer Science from Harvard University.

    DOUGLAS M. KARP, 44, has been a Director of StarMedia since September 1998. Mr. Karp is currently a Managing Director and a member of the Operating Committee of E.M. Warburg, Pincus & Co., LLC, where he is responsible for limited partner relationships and fund raising as well as the firm's Communications and Latin American investments. Prior to joining Warburg, Pincus, he was a Managing Director of Mergers and Acquisitions at Salomon Brothers Inc. from 1989 to 1991 and a manager with the Boston Consulting Group and founder of its New York office. Mr. Karp is a member of the Boards of Directors of Qwest Communications, Journal Register Company, TV Filme, Inc., Primus Telecommunications Group and PageNet do Brasil. Mr. Karp received a B.A. from Yale University and a J.D. from Harvard Law School.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF JACK C. CHEN AND DOUGLAS
M. KARP AS DIRECTORS TO SERVE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS.

INFORMATION REGARDING CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each Director who is not a nominee for election at the Annual Meeting is set forth below.

    MARIE-JOSEE KRAVIS, 50, has been a Director of StarMedia since
December 1999. Since 1994, Mrs. Kravis has been a Senior Fellow of the Hudson Institute Inc. Prior to that time and since 1978, she served as the Executive Director of the Hudson Institute of Canada. Mrs. Kravis is a member of the Boards of Directors of Ford Motors, Inc., Canadian Imperial Bank of Commerce, Hasbro Inc., Hollinger International, Inc., the Seagram Company Ltd. and UniMedia Inc. Ms. Kravis received an M.A. in Economics from the Universite du Quebec and a B.A. from the Universite du Ottawa.

    FREDERICK R. WILSON, 36, has been a Director of StarMedia since July 1997. Mr. Wilson is currently Managing Member of Flatiron Partners, a venture capital firm focused on early-stage, Internet-focused investments, as well as the Flatiron Fund 1998/99, fl@tiron Fund, Flatiron Fund 2000, Flatiron Associates and is a general partner in F.J. Wilson Partners. Prior to founding Flatiron Partners, Mr. Wilson was associated with Euclid Partners from 1986 to 1996.
Mr. Wilson is the chairman of the board of directors of TheStreet.com and is a member of the Board of Directors of ITXC Corporation. He received an M.B.A. from The Wharton School of Business at The University of Pennsylvania and a B.S. in Mechanical Engineering and Computer Science from MIT.

INFORMATION REGARDING CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS

    FERNANDO J. ESPUELAS, 33, is a founder of StarMedia and has been Chairman of the Board and Chief Executive Officer since September 1996. Prior to founding StarMedia, Mr. Espuelas was employed in various positions at AT&T from 1994 to 1996, most recently as Managing Director of Marketing Communications for the Americas. From 1991 to 1994, Mr. Espuelas was employed in various positions at Ogilvy & Mather, an international advertising firm, most recently as Regional Account Director for Latin America. Prior to his employment at Ogilvy & Mather, Mr. Espuelas worked at other major advertising agencies, including Lowe & Partners and Wunderman Worldwide. He received a B.A. with Distinction from Connecticut College. Mr. Espuelas is a native of Uruguay.

    GERARDO M. ROSENKRANZ, 48, has been a Director of StarMedia since
November 1996. Mr. Rosenkranz is a private investor and founder and Chief Executive Officer of Ventech International, Inc. Ventech provides consulting services to telecommunications and information technology companies. Prior to establishing Ventech in 1987, Mr. Rosenkranz served for 10 years at Sprint International (formerly GTE Telenet), where he held senior executive positions in management, business development and sales. Mr. Rosenkranz received B.S., M.S. and Engineer Degrees in Electrical Engineering from Stanford University. He was born and raised in Mexico City, Mexico.

    SUSAN L. SEGAL, 47, has been a Director of StarMedia since July 1997.
Ms. Segal has served as General Partner and Latin American Group Head at Chase Capital Partners since December 1996. From 1992 to 1996, Ms. Segal was a Senior Managing Director at Chase Securities Inc. responsible for Emerging Markets Investment Banking. She has more than 20 years of experience in emerging markets, particularly Latin America, where her responsibilities have included trading, capital markets and sovereign debt rescheduling. Ms. Segal is a member of the Council on Foreign Relations, the advisory board of the Council of the Americas and the boards of directors of the Tinker Foundation, the Americas Society, Corp Banca Venezuela, the Corp Group, Patagon.com International, Inc. SportsYa!, Inc. and Mercadolibre, Inc. Ms. Segal received an M.B.A. from Columbia University and a B.A. from Sarah Lawrence College.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors has an Audit Committee, a Compensation Committee and a Business Development Committee.

    The Audit Committee currently consists of two directors, Messrs. Rosenkranz and Karp. The Audit Committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee held one meeting and did not act by
unanimous written consent       during the fiscal year ended December 31, 1999
(the "1999 Fiscal Year").

    The Compensation Committee currently consists of two directors, Messrs. Rosenkranz and Wilson. The Compensation Committee reviews and makes recommendations to the Board regarding our compensation policies and all forms of compensation to be provided to our executive officers and Directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The Compensation Committee held ten meetings and did not act by unanimous written consent during the 1999 Fiscal Year.

    The Business Development Committee currently consists of Ms. Segal and
Mr. Rosenkranz. The Business Development Committee is authorized to, among other things, review and approve the terms of mergers and acquisitions and to issue shares of capital stock of the Company in one or more series, and to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions of those shares. The Business Development Committee held two meetings and did not act by unanimous written consent during the 1999 Fiscal Year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationships exist between the Board of Directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the current compensation committee was an officer or employee of the Company at any time during Fiscal Year 1999. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or compensation committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During Fiscal Year 1999, the Board of Directors held eleven meetings and did not act by unanimous written consent. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which that Director served during the 1999 Fiscal Year.

COMPLIANCE WITH REPORTING REQUIREMENTS

    Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. The Company believes that all Directors, executives officers and beneficial owners of more than ten percent of its common stock were in compliance with all such filing requirements subsequent to the time at which the Company became publicly traded in the United States.

DIRECTOR COMPENSATION

    Directors currently do not receive a stated salary from StarMedia for their service as members of the Board of Directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with the attendance at board and committee meetings. We currently do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, some of our directors have received grants of options to purchase shares of common stock.

                                 PROPOSAL TWO:

ADOPTION OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN

    On March 17, 2000, the Board approved the 2000 Stock Incentive Plan (the "2000 Plan"), which provides for the grant of Stock Options, Stock Appreciation Rights, Stock Units and Restricted Stock to employees, directors and consultants of the Company. The terms of the 2000 Plan are subject to the approval of the holders of a majority of the shares of the Company's common stock present in person or by proxy and entitled to vote at the [2000 Annual Meeting].

PURPOSE OF THE 2000 PLAN

    The 2000 Plan is intended to promote the success of the Company by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to key employees, employee-directors, non-employee directors and consultants.

DESCRIPTION OF THE 2000 PLAN

    The following paragraphs provide a summary of the principal features of the 2000 Plan and its operation. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at [ADDRESS AND NAME].

GENERAL

    The 2000 Plan provides for the granting of Stock Options, Stock Appreciation Rights, Stock Units and Restricted Stock (collectively, "Awards") to eligible 2000 Plan participants. The maximum number of shares of the Company's common stock available for Awards under the 2000 Plan will be [NUMBER] (subject to adjustment for stock splits and certain other events). Each year, additional shares will be added to the 2000 Plan in an amount equal to the [GREATER/LESSER] of [NUMBER] shares or [PERCENT]% of the shares outstanding. The shares of common stock issuable under the 2000 Plan may be drawn from shares of the Company's authorized but unissued common stock or from shares of common stock reacquired by the Company, including shares repurchased on the open market. The Company has the 1998 Stock Plan currently in place for its employees, directors and consultants, pursuant to which 17,000,000 shares of common stock were reserved for issuance. On July 1 of each year, additional shares of common stock are added to the 1998 Stock Plan in an amount equal to the lesser of 4,000,000 shares, 4% of the outstanding shares on such date, or such lesser amount determined by the Board.

ADMINISTRATION OF THE 2000 PLAN

    The 2000 Plan will be administered by a Committee appointed by the Board (the "Committee"). The members of the Committee qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under Section 162(m) (for purposes of qualifying the 2000 Plan as performance-based compensation under Section 162(m)).

    Subject to the terms of the 2000 Plan, the Committee has the sole discretion to determine the employees, directors and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer Awards to one or more directors or officers appointed by the Committee, but only the Committee can make Awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934.

ELIGIBILITY TO RECEIVE AWARDS

    Employees, directors and consultants of the Company and its affiliates are eligible to receive one or more Awards. The actual number of individuals who will receive Awards under the 2000 Plan cannot be determined since participation is in the discretion of the Committee. As of [DATE], 2000, [NUMBER] executive officers, [NUMBER] non-employee Board members and approximately [NUMBER] other employees and consultants were eligible to participate in the 2000 Plan.

OPTIONS

    The Committee may grant incentive stock options, nonstatutory stock options or a combination of both under the 2000 Plan. The number of shares of the Company's common stock covered by each option granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 1,500,000 shares (subject to adjustment for stock splits and other events), except in connection with a participant's initial service, in which case he or she may receive an additional 1,500,000 shares.

    The exercise price of the shares of the Company's common stock subject to each stock option is established by the Committee. The exercise price cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by an incentive stock option (110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries).

    The exercise price of each option must be paid in full at the time of exercise. The exercise price is payable in cash. The Committee may permit payment through the tender of shares of the Company's common stock that are already owned by the participant, a promissory note, or by any means which the Committee determines to be consistent with the 2000 Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

    The fair market value per share of common stock on any relevant date under the 2000 Plan will be deemed to be equal to the closing selling price of such share (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market for the last market trading day prior to such date. On March 28, 2000 the fair market value per share determined on such basis was $34.875.

    Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but, in general, not later than 10 years after the date of grant.

STOCK APPRECIATION RIGHTS

    The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option. The number of shares covered by each SAR will be determined by the Committee. Upon exercise of an SAR, the participant will receive payment from the Company in an amount determined by multiplying:
(1) the difference between the fair market value of a share of the Company's common stock on the date of exercise over the grant price (fair market value of a share on the grant date), times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of the Company's common stock, as determined by the Committee. SARs are exercisable at the times and on the terms established by the Committee.

STOCK UNITS

    Stock units are bookkeeping entries representing the equivalent of shares of the Company's common stock. They may vest in accordance with terms and conditions established by the Committee. The number of units granted to a participant will be determined by the Committee.

    In determining whether an award of a stock unit should be made, and the vesting schedule for such an Award, the Committee may impose whatever conditions to the grant or to vesting as it determines to be appropriate. For example, the Committee may determine to grant a stock unit only if performance goals established by the Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Committee. Settlement of the stock units may be made in cash, shares of common stock or a combination of cash and shares.

RESTRICTED STOCK AWARDS

    Restricted stock awards are shares of the Company's common stock issued to a participant that may vest in accordance with terms and conditions established by the Committee. The number of shares of each grant of restricted stock to a participant will be determined by the Committee.

    In determining whether an award of restricted stock should be made, and the vesting schedule for an award, the Committee may impose whatever conditions to the grant or to vesting as it determines to be appropriate. For example, the Committee may determine to grant restricted stock only if performance goals established by the Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Committee. Performance-based restricted stock may not be granted for more than 1,500,000 shares (subject to adjustment for stock splits and other events), in a fiscal year to any one participant. See discussion below of Performance Goals.

PERFORMANCE GOALS

    The Committee in its discretion may make performance goals applicable to a participant with respect to an Award. At the Committee's discretion, one or more of the following performance goals may apply: earnings, earnings per share, revenue, expenses, net interest margin, and return on equity.

NONTRANSFERABILITY OF AWARDS

    Unless the individual Award agreement provides otherwise, Awards granted under the Plan may, in general, not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

ACQUISITION

    In the event of an acquisition of the Company (whether by merger or sale), each outstanding option under the 2000 Plan will automatically accelerate in full, unless assumed or substituted by the successor corporation.

    The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

TAX ASPECTS

    A recipient of a stock option will not have taxable income upon the grant of the option. For options other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss. SARs and stock units are subject to similar tax treatment.

    The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for a specified period. A sale of shares received upon the exercise of an incentive stock option which occurs both more than one year after the exercise of the option and more than two years after the grant of the option will result in the realization of long-term capital gain in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of shares prior to the foregoing holding requirements, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any subsequent gain realized on the sale of shares over the fair market value of the shares when exercised is capital gain, taxable at rates applicable to ordinary income if realized within one year from the date the option is exercised.

    Unless the participant elects to be taxed at the time of receipt of restricted stock, the participant will not have taxable income upon the receipt of the Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash received at the time of vesting.

    At the discretion of the Committee, the 2000 Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an Award by electing to have shares of common stock withheld, or by delivering to the Company already-owned shares, having a value equal to the amount required to be withheld.

    The Company will be entitled to a tax deduction in connection with an Award under the 2000 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Section 162(m) rules, including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and if, for Awards other than options and SARs, the 2000 Plan sets forth performance goals which must be achieved prior to the time the Awards are made. The 2000 Plan has been designed to permit the Committee to grant Awards which satisfy the requirements of
Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

ACCOUNTING TREATMENT

    Option grants under the 2000 Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Option grants or stock issuances made under the 2000 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

    On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares.

    Should one or more individuals be granted tandem stock appreciation rights under the 2000 Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

AMENDMENT AND TERMINATION OF THE PLAN

    The Board generally may amend or terminate the 2000 Plan at any time and for any reason. The 2000 Plan in any event will terminate on March 17, 2010.

NEW PLAN BENEFITS

    No options or other awards have been granted under the 2000 Plan.

REQUIRED APPROVAL

    In the event that stockholder approval of the material terms of the 2000 Plan is not obtained, the 2000 Plan will terminate, any Award made under the 2000 Plan shall be null and void and no additional Awards shall be made.

    The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required to approve the material terms of the 2000 Plan. Unless marked to the contrary, proxies received will be voted FOR approval of the material terms of the 2000 Stock Incentive Plan.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MATERIAL TERMS OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN.

                 PROPOSAL THREE: INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the audit committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants, as auditors of the Company, to serve for the year ending December 31, 2000, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a majority of the Company's outstanding common stock present in person or by proxy is required to ratify the appointment of the auditors.

    In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 2000. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTANTS, AS THE COMPANY'S AUDITORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to beneficial ownership of our common stock as of February 29, 2000 by:

    - each person known by us to beneficially own more than 5% of our common stock;

    - our Chief Executive Officer and each of our four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for Fiscal Year 1999 exceeded $100,000;

    - each of our Directors; and

    - all of our executive officers and Directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o StarMedia Network, Inc., 29 West 36th Street, Fifth Floor, New York, New York 10018. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of February 29, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 64,977,098 shares of common stock outstanding as of February 29, 2000.

                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                           ---------------------
NAME OF BENEFICIAL OWNER                                     NUMBER     PERCENT
------------------------                                   ----------   --------
Fernando J. Espuelas (1).................................   7,250,000     11.2
Jack C. Chen (2).........................................   7,270,000     11.2
Tracy J. Leeds (3).......................................     411,210        *
Steven J. Heller (4).....................................     245,126        *
Adriana J. Kampfner (5)..................................     189,609        *
Douglas M. Karp (6)......................................   3,385,417      5.2
Marie-Josee Kravis (7)...................................   1,333,333      2.1
Gerardo M. Rosenkranz (8)................................     600,053        *
Susan L. Segal (9).......................................  12,098,332     18.6
Frederick R. Wilson (10).................................     631,917      1.0
Chase Venture Capital Associates, L.L.C. (11)............  12,098,332     18.6
Warburg, Pincus Equity Partners, L.P. (12)...............   1,692,709      2.6
Warburg, Pincus Ventures International, L.P. (12)........   1,692,708      2.6
All directors and executive officers as a group
  ( persons)............................................

------------------------

*   Indicates less than one percent of the common stock.

(1) Includes (a) 2,687,500 shares issuable upon the exercise of currently exercisable stock options and (b) 1,000,000 shares held by a trust, of which Mr. Chen and the spouse Mr. Espuelas are trustees.

(2) Includes (a) 2,687,500 shares issuable upon the exercise of currently exercisable stock options (b) an aggregate of 4,382,835 shares held by Mr. Chen's spouse and various trusts for which Mr. Chen is trustee.

(3) Includes (a) options to purchase 29,460 shares of common stock that are
    immediately exercisable, all of which are unvested, and (b)       shares of
    common stock which we have a right to repurchase if Ms. Leeds' services with us are terminated prior to vesting. Also includes 213,000 shares held by a trust of which Ms. Leeds is trustee.

(4) Includes (a) options to purchase 140,000 shares of common stock that are
    immediately exercisable, 78,750 of which are unvested, and (b)       shares
    of common stock which we have a right to repurchase if Mr. Heller's services with us are terminated prior to vesting.

(5) Includes (a) options to purchase 146,000 shares of common stock that are
    immediately exercisable, all of which are unvested, and (b)       shares of
    common stock which we have a right to repurchase if Ms. Kampfner's services with us are terminated prior to vesting.

(6) All shares indicated as owned by Mr. Karp are included because of Mr. Karp's affiliation with the Warburg, Pincus entities. Mr. Karp disclaims beneficial ownership of all shares owned by the Warburg, Pincus entities. Mr. Karp's address is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY, 10017.

(7) All shares indicated as owned by Ms. Kravis are included because they are owned by her spouse.

(8) Consists of (a) 532,831 shares owned by Mr. Rosenkranz, (b) 43,055 shares owned by a trust, of which Mr. Rosenkranz is managing trustee, and
    (c) 24,167 shares owned by a company controlled by Mr. Rosenkranz.
    Mr. Rosenkranz's address is c/o Ventech International, Inc., 60 Arch Street, Greenwich, CT 06830.

(9) All shares indicated as owned by Ms. Segal are included because of Ms. Segal's affiliation with Chase Venture Capital Associates, L.L.C., of which Chase Capital Partners is the general partner. A portion of the beneficial ownership of the shares owned by Chase may be deemed attributable to Ms. Segal because Ms. Segal is a general partner of Chase Capital Partners. The actual pro rata portion of this beneficial ownership cannot be readily determined because it is subject to several variables, including the rate of return of Chase Venture Capital Associates, L.L.C. and vesting.
    Ms. Segal's address is c/o Chase Venture Capital Associates, L.L.C., 380 Madison Avenue, 12th Floor, New York, NY 10017.

(10) Includes (a) 50,000 shares owned by the fl@tiron Fund, LLC and (b) 214,512 shares owned by the Flatiron Fund 1998/99, LLC which are controlled by Mr. Wilson. Mr. Wilson's address is c/o Flatiron Partners, 257 Park Avenue South, 12th Floor, New York, NY 10010.

(11) The address of Chase Venture Capital Associates, L.L.C. is 380 Madison Avenue, New York, NY 10017.

(12) The Warburg, Pincus stockholders are comprised of Warburg, Pincus Equity Partners, L.P., including three related limited partnerships, and Warburg, Pincus Ventures International, L.P. Warburg, Pincus & Co. is the sole general partner of each of these entities. The Warburg, Pincus stockholders are each managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC, and may be deemed to control both entities.

    Mr. Karp is a managing director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. Mr. Karp may be deemed to have an indirect pecuniary interest within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, in an indeterminate portion of the shares beneficially owned by the Warburg, Pincus stockholders.

    The address of the Warburg, Pincus entities is 466 Lexington Avenue, New York, NY 10017.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               EXECUTIVE OFFICERS

    The following individuals were serving as executive officers of the Company on March 20, 2000:

NAME                                             AGE                         POSITION WITH THE COMPANY
----                                     --------------------   ----------------------------------------------------
Fernando J. Espuelas...................                    33   Chairman of the Board of Directors and Chief
                                                                Executive Officer
Jack C. Chen...........................                    33   President and Director
Luis M. Bilenky........................                    44   President, StarMedia Interactive
Steven J. Heller.......................                    34   Chief Financial Officer
Adriana J. Kampfner....................                    27   President, StarMedia de Mexico and Senior Vice
                                                                President, Global Sales
Tracy J. Leeds.........................                    35   Senior Vice President, Corporate Development
Francisco Loureiro.....................                    48   Chief Operating Officer, StarMedia Interactive
Justin K. Macedonia....................                    41   Senior Vice President, General Counsel and Secretary

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    LUIS M. BILENKY joined StarMedia in January 2000 as President of the StarMedia Interactive Group. Prior to joining StarMedia, Mr. Bilenky was President and Chief Executive Officer of Fotoptica Ltd., Brazil's largest photo-optic retail company from November 1997 to December 1999. Prior to that, from September 1994 to October 1997 Mr. Bilenky served as President and Chief Executive Officer of Blockbuster Video in Brazil, where he guided the launch of that company's operations throughout Brazil. He received a Bachelor's Degree in Business Administration from Fundacao Armando Alvares Penteado, or FAAP.

    STEVEN J. HELLER has been the Chief Financial Officer of StarMedia since
May 1999. Prior to that, served as StarMedia's Vice President, Finance and Administration since October 1997. From 1995 to 1997, Mr. Heller was Director, Finance and Administration, and Treasurer at Evolve Software, Inc., a software firm based in San Francisco. Prior to that, Mr. Heller was Managing Director of Entrepreneurial Accounting Resources, a firm he founded in 1991 that provided finance and accounting consulting services to high technology and media companies. Mr. Heller served in the San Francisco office of Coopers & Lybrand in the Emerging Business Services division of the Business Assurance Group from 1987 to 1991. He received a B.S. from The American University.

    ADRIANA J. KAMPFNER is President of StarMedia de Mexico and Senior Vice President of Global Sales. Ms. Kampfner has worked at StarMedia since
August 1997. Prior to her current position, Ms. Kampfner was StarMedia's Vice President, General Manager, Mexico and StarMedia's Director of Sales, North America, responsible for initiating relationships with key domestic and international clients. Before joining StarMedia, Ms. Kampfner was a Senior Financial Analyst at Chase Securities Inc. from 1996 to 1997.

    TRACY J. LEEDS has been Senior Vice President, Corporate Development since September 1999. Prior to that, Ms. Leeds served as StarMedia's Chief Operating Officer since 1998 and was Vice President, Business Operations beginning in
July 1997 when she joined the company. Ms. Leeds was General Manager of the Healthsite Web service for AT&T Personal Online Services. From 1994 to 1996, she was Director of the PC DreamShop, the electronic commerce project of Time Warner Cable Programming. Prior to that, Ms. Leeds was Director, Client Services, for Catalog 1, a joint venture between Time Warner and Spiegel. Ms. Leeds has also held various marketing positions at Johnson & Johnson and Playtex. Ms. Leeds received an M.B.A. from Harvard Business School and a B.A. from Yale University.

    FRANCISCO LOUREIRO joined StarMedia as the Chief Operating Officer of StarMedia Interactive Group in January 2000. Prior to joining StarMedia, from May 1999 to December 1999 Mr. Loureiro served as President of AOL Brasil. Before joining AOL Brasil, Mr. Loureiro was Chief Executive Officer of Global Telecom, a mobile communications service provider in Brazil from April 1998 to April 1999. From February 1996 to March 1998, Mr. Loureiro also served as President and General Manager of the Southern Cone for Global One, a telecommunications service joint venture between Sprint, Deutsche Telekom and France Telecom. Prior to that, Mr. Loureiro was the General Manager in Brazil of Sprint International from June 1992 to February 1996, where he oversaw the development of Sprint Brazil from its start-up in 1992.

    JUSTIN K. MACEDONIA joined StarMedia as its Senior Vice President, General Counsel in April 1999. Prior to joining StarMedia, Mr. Macedonia was employed by the law firm of Winthrop, Stimson, Putnam & Roberts from 1994 until 1999, most recently in the position of Counsel. Prior to joining Winthrop, Stimson, Mr. Macedonia was a corporate associate with the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel from 1988 to 1994. He is a member of the Bar of the State of New York. Mr. Macedonia received a J.D. from Harvard Law School and a B.A. from Fordham College.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for each of the three years ended December 31, 1997, 1998 and 1999, respectively, to our Chief Executive Officer and to each of our four most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000.

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                     ANNUAL          ------------------
                                                                COMPENSATION(2)          SECURITIES
                                                              --------------------       UNDERLYING
NAME AND PRINCIPAL POSITION(1)                                SALARY($)   BONUS($)   OPTIONS/SARS(#)(3)
------------------------------                                ---------   --------   ------------------
Fernando J. Espuelas.............................    1999     $150,000    $250,000       1,000,000
  Chairman of the Board and Chief Executive          1998      152,084     200,000       1,750,000
  Officer                                            1997       81,500
Jack C. Chen President...........................    1999      150,000     250,000       1,000,000
                                                     1998      152,084     200,000       1,750,000
                                                     1997       81,480
Steven J. Heller Chief...........................    1999      156,667          --         291,000
  Financial Officer                                  1998      106,667          --         190,000
                                                     1997       15,725
Adriana J. Kampfner..............................    1999      178,890      50,000         171,000
  President, StarMedia de Mexico, Senior Vice        1998      138,750          --         230,000
  President, Global Sales                            1997       20,833
Tracy J. Leeds...................................    1999      159,167          --         101,000
  Senior Vice President, Corporate Development       1998      117,917          --         550,000
                                                     1997       32,167

------------------------
(1) In January 2000, Luis M. Bilenky joined us as President of StarMedia Interactive. In January 2000, Francisco Loureiro joined us as Chief Operating Officer of StarMedia Interactive.
(2) In accordance with the rules of the Securities and Exchange Commission, compensation in the form of perquisites and other personal benefits has been omitted for our Chief Executive Officer and for each of our four most highly compensated executive officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for our Chief Executive Officer and for each of our four most highly compensated executive officers, other than the Chief Executive Officer, in 1999.
(3) With the exception of options granted to Messrs. Espuelas and Chen, options issued under our 1997 Plan were canceled and reissued for options equal to the cancelled options under our 1998 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1999 to our Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus exceeded $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at the time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in 1999 is based on options to purchase an aggregate of 7,450,806 shares of common stock granted during 1999 under our 1998 Plan to our employees, consultants and directors.

                                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                         INDIVIDUAL GRANTS
                                          ------------------------------------------------
                                                       PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                                                         TOTAL                                             ASSUMED
                                          NUMBER OF     OPTIONS                                  ANNUAL RATES OF STOCK PRICE
                                          SECURITIES   GRANTED TO   EXERCISE                             APPRECIATION
                                          UNDERLYING   EMPLOYEES    PRICE PER                          FOR OPTION TERM
                                           OPTIONS     IN FISCAL      SHARE     EXPIRATION   ------------------------------------
NAME                                      GRANTED(#)    YEAR(%)     ($/SHARE)      DATE       0%($)        5%($)        10%($)
----                                      ----------   ----------   ---------   ----------   --------   -----------   -----------
Fernando J. Espuelas....................  1,000,000       13.1%      $29.69      10/22/09    $     --   $18,671,881   $47,318,214
Jack C. Chen............................  1,000,000       13.1        29.69      10/22/09          --    18,671,881    47,318,214
Steven J. Heller........................    151,000        2.0         5.64       2/26/09     205,360       664,742     1,684,586
                                            140,000        1.8        15.00       5/23/09          --     1,320,679     3,346,859
Adriana J. Kampfner.....................    146,000        2.0         5.64       2/26/09     198,560       648,730     1,628,805
                                             25,000          *        29.19        8/4/99          --       458,936     1,163,034
Tracy J. Leeds..........................    101,000        1.3         5.64       2/26/99     137,360       444,629     1,126,776

------------------------------

*   Indicates less than 1%.

FISCAL YEAR-END OPTION VALUES

    The following table provides information about stock options held as of December 31, 1999 by our Chief Executive Officer and our four most highly compensated executive officers, other than our Chief Executive Officer, whose salary and bonus for the year exceeded $100,000. The value of unexercised in-the-money options at fiscal year-end is based on the market price of $40.56 per share, which was the average of the high and low selling price per share of the Company's common stock on the Nasdaq National Stock Market on the last day of the 1999 fiscal year, less the exercise price payable for such shares.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                             NUMBER OF                     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              SHARES        VALUE      OPTIONS AT FISCAL YEAR-END (#)      AT FISCAL YEAR END ($)
                             ACQUIRED      REALIZED    -------------------------------   ---------------------------
NAME                        ON EXERCISE      (1)         EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ----------   ---------------   -------------   -----------   -------------
Fernando J. Espuelas......     62,500     $  837,500        2,687,500         --         $76,371,250    $  --
Jack C. Chen..............     62,500        837,500        2,687,500         --          76,371,250       --
Steven J. Heller..........    341,000      4,168,360          140,000         --           3,508,460       --
Adriana J. Kampfner.......    230,000      3,335,000          146,000          25,000      5,025,320       271,750
Tracy J. Leeds............    163,889      2,376,391          487,000         --          18,750,971       --

------------------------

(1) Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.

EMPLOYMENT CONTRACTS

    We have entered into executive employment agreements with Fernando J. Espuelas, our Chairman and Chief Executive Officer, and Jack C. Chen, our President. Each employment agreement provides for an initial annual base salary of $150,000 that will be automatically increased effective each January 1 by not less than 10% of the previous year's base salary. Each employment agreement also provides for an initial annual bonus of not less than $100,000, that will also be increased annually by not less than 10% of the previous year's bonus amount. Each executive is also entitled to participate in our stock option plans as well as all health, welfare and other benefit plans provided by us to key executive employees.

    Each employment agreement expires on July 31, 2000, subject to earlier termination or extension. Each employment agreement provides that, if Messrs. Espuelas or Chen is terminated by us without cause, or if they choose to terminate their employment with us for good reason, they will be entitled to receive from us:

    - their base salary through the termination date;

    - any accrued but unpaid vacation pay;

    - the amount of all compensation previously deferred, if any, together with any accrued interest or earnings on any deferred compensation;

    - a termination payment of 200% of the annual base salary and guaranteed minimum bonus amount applicable to the year in which the termination occurs; and

    - health and disability benefits for twenty-four months following the termination date.

    Under the agreements, good reason includes:

    - a material breach of the compensation provisions of the employment agreements;

    - assignment of Messrs. Espuelas or Chen to duties that are inconsistent with their roles as executive officers;

    - relocation of Messrs. Espuelas or Chen outside of the New York metropolitan area;

    - a change of the reporting relationship of Messrs. Espuelas or Chen; or

    - a change of control.

    In addition, in the event Messrs. Espuelas or Chen is terminated by us without cause, or if they choose to terminate their employment with us for good reason, all stock options previously granted to them that have not been exercised and are outstanding will remain outstanding and continue to become exercisable pursuant to their respective terms.

    Each employment agreement prohibits Messrs. Espuelas and Chen from competing with us for a period of two years from the date of their termination of employment, if they are terminated either by us for cause or if they choose to terminate their employment with us without good reason. If we terminate their employment without cause, the non-compete period lasts for one year from the date of termination.

    We have agreed to indemnify Messrs. Espuelas and Chen for all liabilities relating to their status as officers or directors, and any actions committed or omitted by them in this capacity, to the maximum extent permitted by the laws of the State of Delaware.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board of Directors regarding the Company's compensation policies and all terms of compensation to be provided to our executive officers and directors. In addition, the Compensation Committee reviews bonuses and stock compensation arrangements for all of our other employees. The Board of Directors has reviewed and is in accord with the compensation paid to executive officers in 1999.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

        - BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

        - BONUS. From time to time, the Committee may authorize cash bonuses if such bonuses are deemed to be in the best interest of the Company. The circumstances for such awards may vary but may include bonus payments pursuant to the terms of negotiated employment arrangements.

        - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a three- or four-year period, contingent upon the executive officer's continued employment with the Company.

    Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 7,450,806 stock options granted to executive officers in fiscal year 1999.

    CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

    The base salary established for Mr. Espuelas on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

    During Fiscal Year 1999, the Committee reviewed the status of Mr. Espuelas' option holdings based on a review of option holdings by individuals in comparable positions in comparable companies, and based on a desire to maximize stockholder value by directly linking Mr. Espuelas' compensation to the achievement of a higher stock price for the Company's common stock. On
October 22, 1999, the Board of Directors granted Mr. Espuelas an option to purchase a total of 1,000,000 shares of the Company's common stock under the 1998 Stock Plan. The options have an exercise price of approximately $29.69 per share, the fair market value per share on the grant date. The options are immediately exercisable.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal year 2000 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

THE COMPENSATION COMMITTEE:

FREDERICK R. WILSON
GERARDO M. ROSENKRANZ

                               PERFORMANCE GRAPH

                 COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN

                         AMONG STARMEDIA NETWORK, INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE HAMBRECHT & QUIST INTERNET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                            5/25/99  12/31/99
STARMEDIA NETWORK, INC.         100    267.09
NASDAQ STOCK MARKET (U.S.)      100    166.95
HAMBRECHT & QUIST INTERNET      100    232.57

------------------------

*   $100 INVESTED ON 5/25/99 IN STOCK OR INDEX-
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING DECEMBER 31, 1999

                           RELATED PARTY TRANSACTIONS

    In May 1999, some of our directors, affiliates and members of the immediate families of our executive officers purchased at the initial public offering price an aggregate of approximately 374,617 shares of our common stock that were reserved by the underwriters for sale to certain directors, stockholders, employees and associates of StarMedia in our initial public offering.

    It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K for Fiscal Year 1999 with
the Securities and Exchange Commission on March   , 2000. Stockholders may
obtain a copy of this report, without charge, by writing to Ms. Gina Sorice, the Vice President, Investor Relations of the Company, at the Company's principal offices located at 29 West 36th Street, 5th Floor, New York, New York 10018.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. The Company will bear all of the costs of the solicitation.

                                          By Order of the Board of Directors

                                          [signature to come]

                                          --------------------------------------
                                          Fernando J. Espuelas
                                          Chairman of the Board of Directors and
                                            Chief Executive Officer

New York, New York
  March   , 2000

                            STARMEDIA NETWORK, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--APRIL 28, 2000
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

    The undersigned stockholder of StarMedia Network, Inc. hereby appoints Fernando J. Espuelas, Chief Executive Officer, and Jack C. Chen, President, and each of them, with full power of substitution in each, proxies to vote the shares of stock, in accordance with the undersigned's specifications, which the undersigned could vote if personally present at the Annual Meeting of Stockholders of StarMedia Network, Inc. to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York, 10019, on April 28, 2000, at 10:00 a.m. Eastern Standard Time, or any adjournment thereof.

1.   ELECTION OF DIRECTORS  FOR all nominees below                              WITHHOLD AUTHORITY
     (for terms as          / / (except as marked to the contrary)              / / to vote for all nominees below
     described in the
     Proxy Statement)

                        Jack C. Chen and Douglas M. Karp

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------

2.  APPROVAL OF THE COMPANY'S 2000 STOCK INCENTIVE PLAN

        / /  FOR        / /  AGAINST        / /  ABSTAIN WITH RESPECT TO

   proposal to approve the StarMedia 2000 Stock Incentive Plan, as described in the Proxy Statement.

3.  RATIFICATION OF ACCOUNTANTS

        / /  FOR        / /  AGAINST        / /  ABSTAIN WITH RESPECT TO
proposal to ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.

4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

                                              Please date and sign exactly as
                                              your name appears on the envelope
                                              in which this material was mailed.
                                              If shares are held jointly, each
                                              stockholder should sign.
                                              Executors, administrators,
                                              trustees, etc. should use full
                                              title and, if more than one, all
                                              should sign. If the stockholder is
                                              a corporation, please sign full
                                              corporate name by an authorized
                                              officer. If the stockholder is a
                                              partnership, please sign full
                                              partnership name by an authorized
                                              person.

                                              __________________________________

                                              __________________________________
                                                 Signature(s) of Stockholder

Dated: ______________________________